Exhibit 99.1

Press Release: March 3, 2009

Cardinal Bankshares Corporation has announced results of operation for the year ending December 31, 2008.

Cardinal ended the year with total assets of $221,040,075, an increase of $11,778,927 or 5.62% over 2007. Net loans increased $23,478,877 to end the year at $146,261,939. Total deposits increased $11,365,395.

Net profits at year-end were $1,558,655, a decline of $698,801 or 30.96% from 2007.

Leon Moore, Chairman and CEO, commented, “While our net profits did not measure up to our expectations, we are certainly encouraged by our loan and deposit growth for the year. Short-term investment income was reduced by $1,119,326 due to declining interest rates, which was the major factor reducing earnings. Due to increased loan income and tight expense controls we were able to mitigate a portion of the income loss on short-term investments.”

Moore continued, “The decline in rates and the economy is unprecedented in recent times. Unfortunately, we expect the economy to continue to decline in 2009. Asset quality remained good during 2008, and we continued to take an aggressive approach on loan delinquencies and building allowance for loan losses to meet unforeseen future delinquencies. Due to an uncertain economy in 2009, and possibly into 2010, our vision is to maintain a safe and sound financial institution.”

Moore concluded by stating, “The 7,500 plus community banks and savings institutions did not cause the current economic crisis we are now facing; however, we must manage through the turmoil.”

Cardinal Bankshares Corporation and Subsidiaries

Consolidated Balance Sheets

December 31, (In thousands, except share data)	(Unaudited) 2008	(Audited) 2007
Assets
Cash and due from banks	$3,299	$4,526
Interest-bearing deposits in banks	227	15,511
Federal funds sold	12,875	8,800
Investment securities available for sale, at fair value	28,868	26,312
Investment securities held to maturity (fair value Approximates $16,642 and $19,120 at December 31, 2008 and 2007, respectively)	16,506	18,990
Restricted equity securities	534	536

Total loans	147,921	124,452
Allowance for loan losses	(1,659)	(1,669)

Net loans	146,262	122,783

Bank premises and equipment, net	4,000	4,262
Accrued interest receivable	1,134	1,045
Foreclosed properties	289	212
Bank owned life insurance	4,951	4,757
Other assets	2,095	1,527

Total assets	$221,040	$209,261

Liabilities and Stockholders’ Equity

Liabilities
Noninterest-bearing deposits	$26,975	$29,562
Interest-bearing deposits	162,038	148,087

Total deposits	189,013	177,649

Accrued interest payable	222	211
Other liabilities	2,359	1,488

Total liabilities	191,594	179,348

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, $10 par value; 5,000,000 shares authorized; 1,535,733 shares issued and outstanding	15,357	15,357
Additional paid-in capital	2,925	2,925
Retained earnings	12,411	11,789
Accumulated other comprehensive income	(1,247)	(158)

Total stockholders’ equity	29,446	29,913

Total liabilities and stockholders’ equity	$221,040	$209,261

Cardinal Bankshares Corporation and Subsidiaries

Consolidated Statements of Income

Years ended December 31, (In thousands, except share and per share data)	(Unaudited) 2008	(Audited) 2007
Interest income
Loans and fees on loans	$9,456	$9,125
Federal funds sold and securities purchased under agreements to resell	171	443
Investment securities:
Taxable	1,369	1,191
Exempt from federal income tax	876	895
Dividend income	26	32
Deposits with banks	271	1,272

Total interest income	12,169	12,958

Interest expense
Deposits	5,687	5,892
Borrowings	—	—

Total interest expense	5,687	5,892

Net interest income	6,482	7,066

Provision for loan losses	94	(19)

Net interest income after provision for (recovery of) loan losses	6,388	7,085

Noninterest income
Service charges on deposit accounts	208	224
Other service charges and fees	106	103
Net realized gains on sales of securities	39	56
Income on bank owned life insurance	194	377
Other income	218	215

Total noninterest income	765	975

Noninterest expense
Salaries and employee benefits	3,271	3,191
Occupancy and equipment	724	697
Legal and professional	396	410
Bank franchise tax	67	131
Date processing services	231	158
Foreclosed assets, net	—	3
Other operating expense	655	696

Total noninterest expense	5,344	5,286

Income before income taxes	1,809	2,774

Income tax expense	250	517

Net income	$1,559	$2,257

Basic earnings per share	$1.01	$1.47

Diluted earnings per share	$1.01	$1.47

Return on average assets	.72%	1.07%

Return on average equity	5.17%	7.70%

Average equity to average assets	13.96%	13.84%

Weighted average basic shares outstanding	1,535,733	1,535,733

Weighted average diluted shares outstanding	1,535,733	1,535,733